Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NES CLOTHING COMPANY HOLDINGS TRUST,

THE SHAREHOLDERS OF NES CLOTHING COMPANY HOLDINGS TRUST,

NES ACQUISITION CORP.

AND

(solely with respect to Sections 2.9, 9.1 and 9.16)

BRODER BROS., CO.

DATED AS OF

AUGUST 30, 2004

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5.19	Insurance	27
5.20	Tax Matters	27
5.21	Brokerage	29
5.22	Affiliate Transactions	30
5.23	Key Suppliers and Customers	30
5.24	Disclosure	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		30
6.1	Authorization of Transactions	30
6.2	Absence of Conflicts	31
6.3	Litigation	31
6.4	Brokerage	31
6.5	Shares	31
6.6	Disclosure	32

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF MERGER CORP.		32
7.1	Organization and Power	32
7.2	Authorization	32
7.3	No Violation	32
7.4	Governmental Authorities and Consents	32
7.5	Litigation	33

ARTICLE 8 RESERVED		33

ARTICLE 9 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		33
9.1	Indemnification	33
9.2	Mutual Assistance	37
9.3	Press Release and Announcements	37
9.4	Expenses	37
9.5	Specific Performance	38
9.6	Disputes; Arbitration Procedure	38
9.7	Further Transfers	39
9.8	Transition Assistance	39
9.9	Non-Competition; Non-Solicitation	39
9.10	Communications	40
9.11	Confidentiality	40
9.12	Shareholders’ Indebtedness	41
9.13	Representative	41
9.14	Offering Materials	41
9.15	Waiver	42

ARTICLE 10 TAX MATTERS		44
10.1	Tax Returns	44

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10.2	Tax Indemnification	44
10.3	S Corporation Status	45
10.4	Cooperation on Tax Matters	45
10.5	Tax Sharing Agreements	46
10.6	Certain Taxes	46

ARTICLE 11 MISCELLANEOUS		46
11.1	Amendment and Waiver	46
11.2	Notices	46
11.3	Assignment	47
11.4	Severability	48
11.5	No Strict Construction	48
11.6	Captions	48
11.7	No Third Party Beneficiaries	48
11.8	Complete Agreement	48
11.9	Counterparts	48
11.10	Governing Law and Jurisdiction	48

LIST OF SCHEDULES

LIST OF EXHIBITS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2004, by and among NES Clothing Company Holdings Trust, a Massachusetts Business Trust (the “Company”), Ronald J. Nathan (“Nathan”), Michael J. Rosow and the Rosow Family Children’s Trust (each a “Shareholder” and collectively, the “Shareholders”), NES Acquisition Corp., a Delaware corporation (“Merger Corp.”) and, solely with respect to Sections 2.9, 9.1 and 9.16, Broder Bros., Co., a Michigan corporation (“Broder”). Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in Article 1 hereof.

WHEREAS, the trustees of the Company (the “Trustees”) and the Board of Directors of Merger Corp. have approved, and the Shareholders representing not less than a majority of the issued and outstanding shares of beneficial interest in the assets of the Company (the “Shares of Beneficial Interest”) have agreed to approve, (i) the merger of Merger Corp. with and into the Company (the “Merger”) and (ii) the terms and conditions of this Agreement;

WHEREAS, pursuant to the terms of and subject to the conditions set forth in this Agreement, upon consummation of the Merger, each Share of Beneficial Interest held by the Shareholders, all of whom are set forth in the “Schedule of Shareholders,” shall be canceled and converted to the right to receive the Per Share Amount for each such Share of Beneficial Interest;

WHEREAS, the Trustees of the Company have, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for the Shares of Beneficial Interest in the Merger is fair to the Company’s shareholders and (B) the Merger is otherwise in the best interests of the Company and its shareholders and (ii) has approved and adopted this Agreement and the transactions contemplated hereby and has recommended the approval and the adoption of this Agreement by the Shareholders;

WHEREAS, the Board of Directors of Merger Corp. has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, no approval of the stockholders of Merger Corp. is required under the provisions of Section 251(f) of the General Corporation Law of the State of Delaware (the “Delaware Law”), because Merger Corp. presently has no issued and outstanding shares of capital stock.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Aggregate Merger Consideration” shall mean an amount equal to Cash Merger Consideration plus (i) the Escrow Amount and (ii) the Closing Net Indebtedness.

“Aprons Unlimited” shall mean Aprons Unlimited, Inc., a Massachusetts corporation.

“Business” means the Company’s and its Subsidiaries’ business of purchasing, distributing, selling, marketing and producing casualwear and sportswear, including but not limited to T-shirts, golf shirts, denim, fleece, sweaters, woven shirts, outerwear, headgear, sports jerseys, turtlenecks, bags, aprons, towels, robes and shorts, whether imprintable or imprinted.

“Cash Merger Consideration” shall mean an amount equal to $37,850,000 adjusted to reflect the Closing Working Capital pursuant to Section 2.10, less (i) the Escrow Amount and (ii) the Closing Net Indebtedness.

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” means the actual knowledge after reasonable inquiry of Michael J. Rosow, Ronald J. Nathan, Bud Schmitt, Peter Catarella and Steve Valeri.

“Delaware Law” means the Delaware General Corporation Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code.

“Escrow Amount” means $2,000,000.00.

“Excluded Representations” means the representations and warranties of the Company and the Shareholders in Sections 5.1, 5.2, 5.3, 5.9(c), 5.16, 5.20, 5.21, 5.22, 6.1, 6.2, 6.4 or 6.5.

“Financing Documents” means (i) that certain Amended and Restated Loan and Security Agreement between the Subsidiary and Fleet Capital Corporation dated November 29, 2000, as amended by letter amendments dated August 28, 2001, December 1, 2001, March 7, 2003 and April 21, 2003, and (ii) ancillary documents related thereto.

“GAAP” shall mean generally accepted accounting principles, applied in a manner consistent with the preparation of the Company’s December 31, 2003 audited financial statements.

“Government Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto, including, without limitation, those listed on the attached “Licenses Schedule.”

“Guaranty” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insider” means (i) any officer, director, trustee, employee or shareholder of the Company or any of its Subsidiaries; (ii) any individual related by blood, marriage or adoption to any individual listed in clause (i) hereof; or (iii) any Person in which any individual listed in clauses (i) or (ii) hereof has a beneficial interest.

“Leased Real Property” shall mean all of the Company’s and its Subsidiaries’ right, title and interest under all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”), pursuant to which the Company or a Subsidiary holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Leasehold Improvements” means all buildings, improvements and fixtures located on any Leased Real Property which are owned by the Company or its Subsidiaries, regardless of whether such buildings, improvements or fixtures are subject to reversion of the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“LIBOR” means the offered rate per annum for deposits of United States dollars for three (3) month periods, as published from time to time by Bank One as its LIBOR rate.

“Material Adverse Effect” shall mean a material adverse effect on the assets properties, liabilities, business, or operations of the Business.

“Massachusetts Law” shall mean the General Laws ch. 156D and 182.

“Merger Corp. Common Stock” means the common stock, par value $0.01 per share, of Merger Corp.

“Merger Corp.’s Knowledge” shall mean the actual knowledge after reasonable inquiry of David Hollister and Vincent Tyra.

“Net Indebtedness for Borrowed Money” shall mean, with respect to any Person at any date, without duplication (i) all obligations of such Person for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including indebtedness with respect of principal, bank debt, accrued interest and any applicable prepayment charges or premiums); (ii) any indebtedness of such Person evidenced by any note, debenture or other debt security; (iii) all capital lease obligations of such Person; (iv) any indebtedness secured by a lien on such Person’s assets; (v) all obligations of such Person in respect of the termination of interest rate swap agreements; (vi) any obligations of such Person with respect to unpaid payables in excess of 150 days; (vii) any obligations of such Person with respect to bank overdrafts and outstanding checks; (viii) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of business); (ix) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, except for such letters of credit set forth on the attached Undisclosed Liabilities Schedule); (x) any obligation guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse); (xi) any liability of such Person under deferred compensation plans, severance plans, bonus plans, employment agreements or similar arrangements payable as a result of the transactions contemplated herein; and (xii) any accrued interest, prepayment premiums or penalties related to any of the foregoing; less: cash and cash equivalents and any deposits-in-transits that have been recorded by such Person as a reduction in accounts receivable at Closing. The Indebtedness of any Person shall not include the Indebtedness of any other entity to the extent such Person is liable thereof as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is liable therefore.

“Non-Competition Period” means, with respect to Nathan, a period of two (2) years after the Closing Date, and, with respect to the Rosow Shareholders, a period of four (4) years after the Closing Date.

“Off-Balance-Sheet Inventory” means the inventory described on the Off-Balance-Sheet Inventory Schedule, together with any other inventory that is the subject of any oral arrangements with vendors similar in nature to the arrangements described in item 35 of the Contracts Schedule.

“Per Share Amount” means the amount determined by dividing the Cash Merger Consideration by the number of Shares of Beneficial Interest outstanding immediately prior to the Effective Time.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Permitted Liens” means (i) Liens for purchase money indebtedness that are set forth on the “Permitted Liens Schedule” attached hereto, (ii) Liens for Taxes not delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s consolidated financial statements in accordance with GAAP and (iii) statutory mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect on the Business, and recorded easements, covenants and other restrictions of record, provided that no such item described in this clause (iii) impairs the use, occupancy, value or marketability of title of the property subject thereto.

“Proprietary Rights” means all of the following owned by, issued to, or licensed to the Company or any of its Subsidiaries, or used in the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iv) mask works and all registrations and applications for registration thereof; (v) computer software (including, without limitation, data, data bases and related documentation); (vi) trade secrets, confidential information and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (vii) all other intellectual property rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including, without limitation, in the case of each of the foregoing items (i) through (vii), the items set forth on the “Proprietary Rights Schedule” attached hereto.

“Shareholder’s Knowledge” means the actual knowledge after reasonable inquiry of the applicable Shareholder.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, trust, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $29,500,000.00.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

ARTICLE 2

PLAN OF MERGER AND OTHER TRANSACTIONS

2.1 Closing. Subject to the conditions contained in this Agreement, the consummation of the Merger and the other transactions contemplated hereby (the “Closing”) will occur at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111 commencing at 10:00 a.m. local time on the date hereof or at such other time and on such other date as the parties hereto mutually agree (the “Closing Date”).

2.2 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Delaware Law and the Massachusetts Law, at the Effective Time, Merger Corp. shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Corp. shall cease and the Company shall continue as the surviving trust (the “Surviving Trust”). Without limiting the generality of the foregoing, any references in this Agreement to the “Company” with respect to any time after the Closing shall be deemed to refer to the Surviving Trust.

2.3 Effective Time. Immediately prior to the Closing, the Company shall execute, in the manner required by the Massachusetts Law, and deliver to the Secretary of the Commonwealth of the Commonwealth of Massachusetts, a duly executed Amended and Restated Declaration of Trust in the form of Exhibit A attached hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

2.4 Effects of the Merger. The Merger shall have the effects set forth in the Delaware Law and the Massachusetts Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Corp. shall vest in the Surviving Trust, and all debts, liabilities and duties of the Company and Merger Corp. shall become the debts, liabilities and duties of the Surviving Trust.

2.5 Declaration of Trust of the Surviving Trust.

(a) At the Effective Time, the Declaration of Trust of the Company shall be amended in its entirety to read as set forth in Exhibit A attached hereto.

2.6 Directors. Subject to applicable law, the directors of Merger Corp. immediately prior to the Effective Time shall be the initial trustees of the Surviving Trust and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.7 Officers. The officers of Merger Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Trust and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Corp. or the holder of any shares of beneficial interest of the Company, (a) each Share of Beneficial Interest that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the Company, Merger Corp. or the holder thereof, be canceled and extinguished and converted into the right to receive the Per Share Amount, payable to the holder thereof, without interest or dividends thereon, upon the surrender of the certificate formerly representing such share in the manner provided in Section 2.9 and (b) each share of Merger Corp. stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the Company, Merger Corp. or the holder thereof, be canceled and extinguished and converted into one (1) share of beneficial interest of the Surviving Trust.

2.9 Payment of Merger Consideration.

(a) At the Closing, Broder shall pay the Aggregate Merger Consideration by:

(i) delivery of the Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Brown Brothers Harriman & Co., as escrow agent (the “Escrow Agent”), established pursuant to the terms of an escrow agreement, dated as the date hereof, by and among Merger Corp., the Company, each of the Shareholders and the Escrow Agent (the “Escrow Agreement”), which Escrow Amount shall be used to satisfy amounts payable to the Surviving Trust as indemnification to the Company pursuant to Article 9;

(ii) delivery of the Cash Merger Consideration (as adjusted pursuant to Section 2.10 below) by wire transfer of immediately available funds to an account or accounts designated by the Company, in accordance with the procedure set forth in Section 2.9(b); and

(iii) delivery, on behalf of the Company, of the amount of Estimated Net Indebtedness (as defined below) to the lenders under the Financing Documents in repayment of the outstanding obligations thereunder.

(b) Prior to the Effective Time, each Shareholder shall deliver his or its surrender certificates evidencing his or its Shares of Beneficial Interest (the “Certificates”) and subject to the receipt of such Certificates, immediately following the Effective Time, Broder shall pay the applicable portion of the Cash Merger Consideration to each such Shareholder.

(c) In effecting the payment of the Cash Merger Consideration in respect of Shares of Beneficial Interest deemed converted represented by Certificates entitled to payment pursuant to Section 2.8, upon the surrender of each such Certificate, Broder shall pay the holder of such Certificate the Per Share Amount specified in Section 2.8 multiplied by the number of Shares of Beneficial Interest represented by the Certificate in consideration therefor. Upon such payment, such Certificate shall forthwith be canceled.

(d) From and after the Effective Time, the Company shall act as exchange agent. To the extent that Certificates are not surrendered at the Effective Time pursuant to paragraph (b) above, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited in an account with such reputable banking institution mutually satisfactory to the parties (the “Exchange Fund”) the Cash Merger Consideration to which holders of such unsurrendered Certificates shall be entitled at the Effective Time pursuant to Section 2.8 hereof.

(e) Until surrendered in accordance with paragraph (b) above, each such Certificate shall represent solely the right to receive the aggregate merger consideration relating thereto. No interest or dividends shall be paid or accrued on the merger consideration. If all or any portion of any merger consideration is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Shares of Beneficial Interest surrendered therefor is registered, it shall be a condition to such right to receive such merger consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Certificates shall pay to the Company any transfer or other Taxes required by reason of the payment of the merger consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Company that such Tax has been paid or is not applicable.

(f) No dividends or other distributions with respect to shares of beneficial interest with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of beneficial interest represented thereby.

(g) After the Effective Time, the Surviving Trust shall retain all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement. Thereafter, each holder of a Certificate formerly representing Share of Beneficial Interest may surrender such Certificate to the Surviving Trust and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the merger consideration relating thereto, without any interest or dividends thereon.

(h) After the Effective Time, there shall be no transfers on the share transfer books of the Surviving Trust of any shares of beneficial interest which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares of Beneficial Interest are presented to the Surviving Trust, they shall be surrendered and canceled in return for the payment of the Per Share Amount relating thereto, as provided in this Section 2.9.

(i) Neither Merger Corp. nor the Company shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any dividends or distributions with respect to shares of capital stock in respect of such Certificate would otherwise escheat to or become the property of any governmental authority) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Trust, free and clear of all claims or interest of any person previously entitled thereto.

2.10 Adjustment to Merger Consideration.

(a) Immediately prior to the Closing Date, the parties prepared and mutually agreed upon an estimate of the Working Capital as of immediately prior to (but assuming consummation of) the Closing, which was agreed to be an amount equal to $22,574,172.48 (the “Estimated Working Capital”) and an estimate of the Net Indebtedness for Borrowed Money of the Company and its Subsidiaries as of the Closing Date, which was agreed to be an amount equal to $10,805,389.48 (the “Estimated Net Indebtedness”) (assuming that such Net Indebtedness for Borrowed Money was fully paid and discharged as of the Closing Date). For purposes of this Agreement, “Working Capital” shall mean all accounts receivable, inventory, prepaid expenses and other current assets (other than deferred tax assets), less deposits-in-transit, accounts payable and accrued expenses, and any accrued and unpaid current Taxes payable of the Company and its Subsidiaries, all determined in accordance with GAAP and as set forth on the Working Capital Schedule.

(b) Based on the foregoing, the parties determined that the Cash Merger Consideration payable at Closing would be equal to $18,118,783, which was determined in accordance with the definitions thereof as follows: (i) $37,850,000, minus (ii) $6,925,827.52, representing the amount by which Estimated Working Capital is less than Target Working Capital, minus (iii) the Escrow Amount of $2,000,000.00, minus (iv) the Estimated Net Indebtedness amount of $10,805,389.48.

(c) Within sixty (60) days after the Closing Date, the Surviving Trust shall deliver to the Representative (as defined in Section 9.13) a balance sheet for the Business as of the Closing Date, which shall reflect the Working Capital of the Company and its Subsidiaries immediately prior to (but assuming consummation of the Closing) the Closing Date and Net Indebtedness for Borrowed Money of the Company and its Subsidiaries as of the Closing Date (assuming that such Net Indebtedness for Borrowed Money was fully paid and discharged as of the Closing Date) (“Preliminary Working Capital/Indebtedness”).

(d) If the Representative has any good faith objection to the determination of the Preliminary Working Capital/Net Indebtedness, the Representative must deliver to the Surviving Trust within thirty (30) days after delivery of the balance sheet referred to in Section 2.10(c) above, a statement describing such objections thereto (“Representative’s Objections”) or the Surviving Trust’s calculation of Preliminary Working Capital/Net Indebtedness will be final, binding and non-appealable upon each of the parties hereto. The Surviving Trust and Representative shall negotiate in good faith to resolve any such objections, but if they do not reach a resolution with fifteen (15) days after delivery of the Representative’s Objections, the Surviving Trust and Representative shall submit such dispute to a mutually agreeable independent public accounting firm for resolution (the “Independent Auditor”), whose costs shall be born equally by the Surviving Trust and Representative. If the Surviving Trust and Representative are unable to agree upon an Independent Auditor, the Independent Auditor shall be Ernst & Young LLP.

(e) The Surviving Trust and Representative shall instruct the Independent Auditor to resolve all disagreements over the calculation of Preliminary Working Capital/Net Indebtedness no later than fifteen (15) days after submission of the disputes to the Independent Auditor, whose determination thereof shall be final, binding and non-appealable upon the parties hereto. The final determination of Working Capital as of the Closing Date is referred to herein as the “Closing Working Capital,” and the final determination of the Net Indebtedness for Borrowed Money of the Company and its Subsidiaries as of the Closing Date is referred to herein as the “Closing Net Indebtedness.”

(f) If the Closing Working Capital is greater than the Estimated Working Capital, and the Estimated Working Capital was less than the Target Working Capital, then the Surviving Trust shall pay to the Representative the lesser of (1) the amount by which Closing Working Capital is greater than Estimated Working Capital and (2) the amount by which Estimated Working Capital was less than Target Working Capital (to be distributed among the Shareholders according to their pro rata shares of the Company as set forth on the Schedule of Shareholders). If the Closing Working Capital is less than the Estimated Working Capital, and the Closing Working Capital is less than the Target Working Capital, then the Shareholders, jointly and severally, shall pay to the Surviving Trust the lesser of (1) the amount by which Closing Working Capital is less than Estimated Working Capital and (2) the amount by which Closing Working Capital is less than Target Working Capital. If the Net Closing Indebtedness is less than the Estimated Net Indebtedness, the Surviving Trust shall pay to the Representative the amount of such difference (to be distributed among the Shareholders according to their pro rata shares of the Company as set forth on the Schedule of Shareholders. If the Net Closing Indebtedness is greater than the Estimated Indebtedness, the Shareholders, jointly and severally, shall pay to the Surviving Trust an amount equal to such excess. Any amounts payable pursuant to this Section 2.10(f) shall be paid, in immediately available funds, within five (5) days after the Closing Working Capital/Net Indebtedness is finally determined pursuant to this Section 2.10, plus interest at the rate equal to LIBOR plus 300 basis points per annum from the Closing Date to the date of such payment.

ARTICLE 3

CLOSING DELIVERIES

3.1 Company’s and the Shareholders’ Closing Deliveries. On the Closing Date, the Company and the Shareholders will deliver to Merger Corp. each of the following:

(i) certified copies of the resolutions duly adopted by the Trustees and Shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, including, without limitation, the Merger;

(ii) copies of all necessary governmental and third party consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby;

(iii) an employment agreement executed by Ronald J. Nathan and a consulting agreement executed by Michael J. Rosow in the forms substantially similar as set forth in Exhibits C-1 and C-2, respectively, attached hereto;

(iv) a lease agreement for the property located at 154 Campanelli Drive, Middleboro, Massachusetts, executed by Bedford Clay, LLC in form substantially similar as set forth in Exhibit D attached hereto; and the Company and its Subsidiaries shall have been released from its guarantee obligations of Bedford Clay, LLC’s mortgage payable on such property;

(v) a legal opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company and the Shareholders, addressed to Merger Corp. and dated the Closing Date, in form and substance reasonably satisfactory to Merger Corp.;

(vi) a non-foreign affidavit from each Shareholder dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code § 1445 stating that such Shareholder is not a “Foreign Person” as defined in Code § 1445;

(vii) a Landlord Lien Waiver and Access Agreement in form and substance reasonably satisfactory to Merger Corp. from the landlord for the property located at 154 Campanelli Drive, Middleboro, Massachusetts, in respect of the Lease thereof (the “Landlord Lien Waiver”);

(viii) evidence that all loans outstanding by the Company or any of its Subsidiaries to any employee or shareholder has been repaid;

(ix) evidence that all loans outstanding by the Company or any of its Subsidiaries to Bedford Clay, LLC and any other Net Indebtedness to be repaid at Closing has been repaid; and

(x) such other documents or instruments as Merger Corp. reasonably requests to effect the transactions contemplated hereby.

ARTICLE 4

RESERVED

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Merger Corp. to enter into this Agreement, the Company hereby represents and warrants to Merger Corp. that:

5.1 Organization and Power; Subsidiaries and Investments. The Company and each of its Subsidiaries is a business trust or corporation, duly organized, validly existing and in good standing under the laws of the State of Massachusetts. The Company and each of its Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the failure to so qualify could be reasonably expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has all requisite corporate or trust power and authority, and all licenses, permits and authorizations necessary to own and operate their assets and to carry on the Business as now conducted and as presently proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth on the Corporate Organization Schedule, (i) the Company does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person and (ii) the Company has never had any Subsidiary. The Declaration of Trust, articles of organization and bylaws, as applicable, of the Company and each of its Subsidiaries reflect all amendments thereto and are correct and complete. The minute books containing the records of meetings of the shareholders and trustees are correct in all material respects, and the share certificate books and the share record books of the Company and each of its Subsidiaries that have previously been furnished to Merger Corp. are correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its Declaration of Trust, articles of organization, bylaws or limited liability agreement, as applicable.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other corporate act or proceeding on the part of the Company, its trustees or its shareholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 Capitalization. The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding shares of beneficial interest of the Company and capital stock of each of its Subsidiaries and the name and number of shares of beneficial interest or capital stock held by each shareholder of each such Person. All of the issued and outstanding shares of the Company and each of its Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the shareholders of the Company and its Subsidiaries described on the Capitalization Schedule. Except for this Agreement and as may be set forth on the Capitalization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding upon the Company or any of its Subsidiaries providing for the issuance, disposition or acquisition of any of its shares of beneficial interest or capital stock, as the case may be, or any rights or interests exercisable therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the shares of beneficial interest or capital stock, as the case may be, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its shares of beneficial ownership or capital stock, as the case may be.

5.4 No Breach. Except as set forth on the attached Restrictions Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the Company’s or any of its Subsidiaries’ Declaration of Trust, articles of organization, bylaws or limited liability agreement, as applicable, or any contract, agreement, arrangement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, permit, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which they are bound or affected or to which any of their assets are bound or affected, (b) result in the creation or imposition of any Lien upon any assets or any of the capital stock of the Company or any of its Subsidiaries, (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, lease, sublease, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which the Company or any of its Subsidiaries is subject, or by which the Company or any of its Subsidiaries is bound or affected or to which the Company or any of its Subsidiaries or any of their assets are bound or affected or (d) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Company or any of its Subsidiaries or any of their assets are subject, or by which the Company or any of its Subsidiaries or any of their assets are bound or affected. Except as set forth on the Restrictions Schedule, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any the transactions contemplated hereby or thereby.

5.5 Financial Statements.

(a) The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):

(i) the audited balance sheets of the Company and its Subsidiaries as of December 31, 2003 (the “2003 Balance Sheet”), 2002 and 2001, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the three years then ended; and

(ii) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2004 (the “Latest Balance Sheet”) and the related statement of income for the six-month period then ended.

Except as set forth in the Financial Statements Schedule, each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects) and presents fairly the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP throughout the periods covered thereby except as may otherwise be indicated in the notes thereto, if any, and except, in the case of the Financial Statements for the six-month period ended June 30, 2004, for the absence of footnotes.

(b) All accounts receivable of the Company and its Subsidiaries (A) are bona fide receivables incurred in the ordinary course of business, (B) are properly reflected on the Company’s and its Subsidiaries’ books and records in accordance with GAAP and are net of reserves for bad debt and (C) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset other than as reflected on the Financial Statements by appropriate reserves against customer rebates, returns and other allowances. No Person has any Lien, other than pursuant to the Financing Documents, on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any of its Subsidiaries with respect to any accounts receivable other than in the ordinary course of business.

(c) All of the Company’s and its Subsidiaries’ inventory (including raw materials, work in progress and finished goods, and (solely with respect to clause (A)) including any Off-Balance-Sheet Inventory located in or on any premises of the Company or its Subsidiaries) (A) represents a bona fide asset and is in good condition and repair, and except to the extent of the reserves, are not obsolete or defective, and is of the quality and quantity so as to be useable or saleable, (B) is properly reflected on their books and records in accordance with GAAP and are net of adequate reserves for items that are obsolete, slow-moving, damaged or below-standard quality and (C) is not subject to any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected by appropriate inventory reserves. No Person has any Lien, other than pursuant to the Financing Documents, on any inventory or any part thereof.

5.6 Absence of Undisclosed Liabilities. Except as set forth on the attached Undisclosed Liabilities Schedule, neither the Company nor any Subsidiary has any obligation or liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date, other than: (i) liabilities and obligations set forth on the face of the 2003 Balance Sheet, (ii) liabilities and obligations which have arisen since the date of the 2003 Balance Sheet in the ordinary course of business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other schedules to this Agreement.

5.7 No Material Adverse Changes. Except as set forth on the attached Developments Schedule, since the date of the 2003 Balance Sheet, there has been no event or change that has had or would reasonably be expected to have a Material Adverse Effect.

5.8 Absence of Certain Developments.

(a) Except as set forth in the attached Further Developments Schedule, since the date of the 2003 Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past custom and practice

(including, without limitation, with respect to the offering of special sales or incentive programs or the filling of its distribution channels), has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and neither the Company nor any of its Subsidiaries has:

(i) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or canceled, compromised, waived or released any material right or material claim;

(ii) sold, assigned, licensed or transferred any of its assets (except for sales of (A) inventory in the ordinary course of business consistent with past custom and practice or (B) obsolete equipment in the ordinary course of business consistent with past custom and practice where the value of such obsolete equipment does not exceed $25,000 individually or $100,000 in the aggregate for all such sales) or mortgaged, pledged or subjected them to any material Lien, except for Permitted Liens, or canceled without fair consideration any material debts or material claims owing to or held by it;

(iii) sold, assigned, transferred, abandoned or permitted to lapse any Government Licenses which, individually or in the aggregate, are material to the Business, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, except in the ordinary course of business consistent with past custom and practice, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

(iv) made or granted any bonus or any wage or salary increase to any employee, trustee, officer or director, or made any other material change in employment terms for any employee, trustee, officer or director;

(v) made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including without limitation, any Plan (as defined in Section 5.18(a)), employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or multiemployer plan, or except as may be required under applicable law;

(vi) conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices (including, without limitation, extension of credit terms or sales discount programs)) other than in the usual and ordinary course of business consistent with past custom and practice;

(vii) made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $50,000 on the Closing Date;

(viii) made any loans or advances to, or Guaranties for the benefit of, or entered into any transaction with any Insider, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to employees, trustees, officers and directors for travel expenses incurred in the ordinary course of business or entered into any transaction, arrangement or contract (including, without limitation, any transfer of any assets or placing a Lien on any assets) except on an arms-length basis in the ordinary course of business in accordance with past custom and practice;

(ix) suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

(x) received notification, or become aware of facts which would lead a reasonable person to believe, that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Company or any of its Subsidiaries or recorded any sales revenues pursuant to transactions in which the purchaser of such products has the right to return such products at a future date (other than pursuant to the terms and conditions of the Company’s and its Subsidiaries’ standard warranty terms);

(xi) issued or sold or agreed to issue or sell any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

(xii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practices;

(xiii) declared, set aside or paid any dividend or distribution of cash or other property to any shareholders of the Company or stockholders of any of any of its Subsidiaries with respect to its shares of beneficial ownership or stock, as the case may be (except that a wholly-owned Subsidiary of the Company may declare and pay a cash dividend to the Company) or purchased, redeemed or otherwise acquired any shares of its shares of beneficial interest or capital stock or any warrants, options or other rights to acquire its shares of beneficial interest or stock, or made any other payments to any shareholder of the Company or any of its Subsidiaries;

(xiv) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person or taken any steps to incorporate any Subsidiary;

(xv) amended or authorized the amendment of the Declaration of Trust, articles of organization, bylaws or other organizational documents, as applicable, of the Company or any of its Subsidiaries;

(xvi) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

(xvii) agreed or committed to any of the foregoing.

(b) No party (including the Company or any of its Subsidiaries) has accelerated, terminated, modified or canceled any contract, lease, sublease, license, sublicense or other agreement set forth on the attached “Contracts Schedule.”

5.9 Title and Condition of Properties.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property.

(i) Leased Real Property. The attached Leased Real Property Schedule sets forth the address of each Leased Real Property and a list of all Leases of the Company and its Subsidiaries (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. The Company has delivered to Merger Corp. a true and complete copy of each such Lease document set forth in Leased Real Property Schedule. Except as set forth in the Leased Real Property Schedule, with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the Merger does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (c) the Company is not in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; and, to the Company’s Knowledge, any other party to the Lease is not in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (d) there are no disputes with respect to such Lease; (e) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not be redeposited in full; (f) there are no forbearance programs in effect with respect to such Lease; and (g) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

(ii) Leasehold Improvements. The Company has good and valid title to the Leased Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Encumbrances. The Leasehold Improvements are in good condition and repair and sufficient for the continued operation of the Business. There are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the continued operation of the Business.

(iii) Real Property Used in the Business. The Leased Real Property identified on the Leased Real Property Schedule and the Leasehold Improvements (collectively, the “Real Property”) comprise all of the real property used by the Company and its Subsidiaries in the operation of the Business.

(c) Title and Condition of Assets. The Company or one of its Subsidiaries owns good and marketable title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible property (including all Proprietary Rights) and assets shown on the Latest Balance Sheet or acquired thereafter. At the Closing, the assets of the Company and its Subsidiaries will include all of those assets (personal, tangible and intangible, including all Proprietary Rights) necessary to conduct the Business as presently conducted and as presently proposed to be conducted and all assets used by the Business during the twelve months prior to the Closing Date (other than inventory used, sold or consumed in the ordinary course of business to non-affiliated third parties or worn out or obsolete fixed assets disposed of in the ordinary course of business) and will, to the extent utilized by a labor force not substantially larger than the labor force employed by the Company and its Subsidiaries on and prior to the Closing Date, enable the Company and its Subsidiaries to operate the Business in the same manner as operated by the Company and its Subsidiaries prior to and as of the Closing Date.

5.10 Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any contract, agreement or arrangement, whether written or oral, except for (i) this Agreement and the other agreements contemplated hereby, (ii) any oral contract for employment at the will of the Company or one of its Subsidiaries, (iii) any contract or order with the same party for the purchase or sale of products under which the undelivered balance of such products does not exceed $25,000 if a written contract or order, or $50,000 if an oral contract or order, (iv) any contract, agreement or arrangement under which it is the lessee of, or holds or operates, any personal property owned by any other party which requires payments of less than $50,000 annually and (v) those contracts, agreements and arrangements described on the attached Contracts Schedule and Proprietary Rights Schedule.

(b) Except as disclosed on the attached Contracts Schedule, (i) no contract, agreement or arrangement described in clauses (ii) through (v), inclusive, of Section 5.10(a) hereof has been breached in any material respect or canceled by the other party that has not been duly cured or reinstated, (ii) the Company and each of its Subsidiaries has materially performed all of its obligations required to be performed by it under such contracts, agreements and arrangements and neither the Company nor any of its Subsidiaries is in receipt of any written claim of default under any such contract, agreement or arrangement, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such contract, agreement or arrangement and (iv) neither the Company nor any of its Subsidiaries is a party to any contract(s), agreements(s) or arrangement(s) the terms of which, individually or in the aggregate, could result in a Material Adverse Effect. Each contract, agreement and arrangement required to be listed on the Contracts Schedule is valid, binding and enforceable.

(c) Merger Corp. has been supplied with a true and correct copies of all written contracts and written descriptions (which include true and correct descriptions of all material terms) of all oral contracts required to be disclosed on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto.

5.11 Proprietary Rights.

(a) The attached Proprietary Rights Schedule contains a complete and accurate list of all: (i) patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) trade names, corporate names and unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries; (iii) material unregistered copyrights and non-confidential descriptions of material trade secrets and confidential information owned or used by the Company or any of its Subsidiaries; (iv) proprietary software and databases owned or used by the Company or any of its Subsidiaries; and (v) licenses or other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Proprietary Rights, and all licenses or other rights granted by any third party to the Company or any of it Subsidiaries with respect to any Proprietary Rights, in each case identifying the subject Proprietary Right.

(b) The Proprietary Rights owned and licensed by the Company comprise all of the proprietary or intellectual property rights necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. The Company or one of its Subsidiaries has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and uses. To the Company’s Knowledge, the owners of any Proprietary Rights licensed to the Company or any of its Subsidiaries have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. The Proprietary Rights owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

(c) (i) The Company or one of its Subsidiaries owns all right, title and interest in and to, or has a valid and enforceable license to use (as indicated in the Proprietary Rights Schedule), the Proprietary Rights, free and clear of all Liens; (ii) the loss or expiration of any right in or to the Proprietary Rights or related group of Proprietary Rights has not and would not reasonably be expected to have a Material Adverse Effect, and to the Company’s Knowledge, no such loss or expiration is threatened, pending or reasonably foreseeable; (iii) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any Proprietary Rights, and to the Company’s Knowledge, there are no grounds for the same; (iv) the conduct of the Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, nor would the continued conduct of the Business as currently conducted or as currently proposed to be conducted infringe, misappropriate or otherwise violate the intellectual property rights of any third party; (v) neither the Company nor any of its Subsidiaries has received any notices of, and neither the Company nor any of its Subsidiaries is aware of any facts which indicate a likelihood of, any infringement, misappropriation or other violation by, or any conflict with, any third party, with respect to the Proprietary Rights (including, without limitation, any demand or request that the Company or any of its Subsidiaries cease using any Proprietary Rights or license any rights from any third party); (vi) neither the Company nor any of its Subsidiaries is in breach of any license or other grant of rights with respect to the Proprietary Rights; and (vii) the transactions contemplated by this Agreement will not have an adverse effect on the right, title and interest in and to the Proprietary Rights.

5.12 Product Warranty. All products designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Company or any of its Subsidiaries at any time prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties. No liability exists for replacement thereof or other damages in connection with such sales or deliveries at any time prior to the Closing Date. No products heretofore sold by the Company or any of its Subsidiaries are now subject to any guarantee or warranty other than the Company’s and its Subsidiaries’ standard terms and conditions of sale, which are attached hereto as Exhibit 5.12 to the Product Warranty Schedule.

5.13 Government Licenses and Permits. The attached Licenses Schedule contains a complete listing and summary description of all Government Licenses used by the Company or any of its Subsidiaries in the conduct of the Business. Except as indicated on the Licenses Schedule, the Company or one of its Subsidiaries owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate the Business as presently conducted and as presently proposed to be conducted, including, without limitation, all Government Licenses required under any federal, state or local law relating to public health and safety. The Company and each of its Subsidiaries is in compliance with the terms and conditions of such Government Licenses and has not received any notices that it is in violation of any of the terms or conditions of such Government Licenses. The Company or one of its Subsidiaries has taken all necessary action to maintain such Government Licenses. No loss or expiration of any such Government License is pending or, to the Company’s knowledge, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof.

The Government Licenses owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be available for use on identical terms and conditions immediately subsequent to the Closing hereunder. For purposes of this Section 5.13, Governmental Licenses do not include those licenses or permits required pursuant to any Environmental Health and Safety Requirement as defined and addressed in Section 5.16.

5.14 Litigation; Proceedings. Except as set forth in the attached “Litigation Schedule,” there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending or, to the Company’s Knowledge, threatened against or affecting the Company, any of its Subsidiaries or any of their assets (or, to the Company’s Knowledge, pending or threatened against or affecting any of the officers, trustees, directors, employees or stockholders of the Company or any of its Subsidiaries, in their capacity as such), or to which the Company, any of its Subsidiaries or their assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, to the Company’s Knowledge, there is no basis for any of the foregoing; neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or governmental agency; neither the Company nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business and neither the Company nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

5.15 Compliance with Laws. Except as set forth in the attached “Compliance Schedule,” and except for matters governed by Environmental Health and Safety Requirement which are addressed in Section 5.16, the Company and each of its Subsidiaries has complied and is in compliance with, and neither the Company nor any of its Subsidiaries has violated any applicable law, rule, regulation, order decree or judgment of any federal, state, local or foreign government or agency thereof. Except for matters governed by Environmental Health and Safety Requirement which are addressed in Section 5.16, no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or any of its Subsidiaries or to the Company’s knowledge, filed, commenced or, threatened against the Company or any of its Subsidiaries alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability. Except for matters governed by Environmental Health and Safety Requirement which are addressed in Section 5.16, the Company and each of its Subsidiaries has complied and is in compliance with all orders, decrees or judgments promulgated or issued by any state, federal, local or foreign regulatory agency.

5.16 Environmental, Health and Safety Requirements. Except as set forth in the attached “Environmental, Health and Safety Schedule”:

(a) The Company and each of its Subsidiaries has complied with and is in compliance with all applicable Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of its business.

(c) Neither the Company, nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities arising under Environmental, Health or Safety Requirements.

(d) None of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e) Neither the Company, nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), in a manner that has given or would give rise to obligations or liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other applicable Environmental, Health and Safety Requirements.

(f) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(g) Neither the Company, nor any of its Subsidiaries, either expressly or, to the Company’s Knowledge, by operation of law, assumed or undertaken any obligation or liability, including, without limitation, any obligation or liability for corrective or remedial action, of any other Person (including any predecessor or affiliate) arising under Environmental, Health and Safety Requirements.

(h) The Company and its Subsidiaries have furnished to Merger Corp. all environmental audits, reports and other material environmental documents relating to the Company’s and Subsidiaries’ current and former operations and the current and former facilities of the Company and its Subsidiaries and their predecessor, which are in their possession or reasonable control.

(i) For purposes of this Agreement, “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders, judgments and decrees, all contractual obligations and all common law, each as amended and as now or hereinafter in effect, concerning worker health and safety, pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances. For purposes of this Agreement, “Hazardous Substances” means any petroleum products or byproducts, asbestos, polychlorinated biphenyls, radiation, hazardous materials, hazardous substances or hazardous wastes, toxic substances, chemical substances or mixtures, pesticides, pollutants or contaminants, which are defined by or regulated pursuant to Environmental, Health and Safety Requirements.

5.17 Employees. To the Company’s Knowledge, no key employee and no group of employees has announced his, her or its plans to terminate employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth on the attached Employees Schedule, there are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. There is no unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar federal, foreign, state or local body. Within the last three (3) years, neither the Company nor any of its Subsidiaries has experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown pending or, to the Company’s Knowledge, threatened. There is no request for representation pending and no question concerning representation has been raised. There is no grievance or arbitration proceeding pending. Neither the Company nor any of its Subsidiaries is a party to any labor or union agreement, except as disclosed on the Contracts Schedule.

5.18 Employee Benefit Plans.

(a) Except as set forth on the attached “Employee Benefits Schedule,” neither the Company nor any of its Subsidiaries maintains or has maintained, contributes to or has contributed to, has or has had any obligation to contribute to, or has or has had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) any other material plan, policy, program or arrangement (whether or not terminated) of any kind including, without limitation, plans, programs, policies or arrangements that provide nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, “change of control” (as set forth in Code Section 280G) benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”). (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan shall be referred to herein collectively as the “Plans”).

(b) Neither the Company nor any of its subsidiaries nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “Multiemployer Plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c) All Plans (and related trusts and insurance contracts) have been maintained and comply in form and in operation in all material respects with their terms and with the applicable requirements of ERISA, the Code and any other applicable law and the Employee Pension Plans that are intended to meet the requirements of “qualified plans” under Section 401(a) of the Code, and each such Employee Pension Plan has received (or is the subject of) a favorable determination letter from the Internal Revenue Service (“IRS”) and nothing has occurred since that date of such determination letter that could be reasonably expected to adversely affect the qualified status of such Employee Pension Plan. Each such Employee Pension Plan has been timely amended to comply with the provisions of recent legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the IRS for a determination or opinion letter that takes the GUST amendment into account within the applicable remedial amendment period specified by Section 401(b) of the Code. The requirements of COBRA have been met with respect to each Plan which is an Employee Welfare Plan subject to COBRA. With respect to any Plan that is a “health plan” (as defined in 45 C.F.R. Section 160.103), to the extent applicable, all required actions to comply with the final privacy regulations issued under the Health Insurance Portability and Accountability Act of 1996 (45 C.F.R. Parts 160 and 164 (“HIPAA privacy regulations”) have been taken by April 14, 2003, or, to the extent that a Plan is a “small health plan” (as defined in 45 C.F.R. 160.103), to the extent applicable, all necessary actions have been taken to ensure compliance with the HIPAA privacy regulations by the end of the extended compliance period.

(d) Neither the Company nor any of its Subsidiaries has (i) engaged in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; (ii) breached any fiduciary duty owed by it with respect to the Plans; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code. With respect to each Plan, no action, suit, investigation, hearing proceeding or claim (other than routine claims for benefits) is pending or threatened and to the Knowledge of the Company, no facts exist that would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(e) All contributions (including all employer contributions and employee salary reduction contributions) which are due from the Company or its Subsidiaries have been made within the time periods prescribed by ERISA and the Code and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid to each such Plan or properly accrued on the latest Balance Sheet. All premiums or other payments for all periods ending on or before the Closing Date will have been paid by the Closing Date or accrued with respect to each Plan which is an Employee Welfare Plan.

(f) Neither the Company nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by an ERISA Affiliate that has not been satisfied in full (other than benefits payable from any such Plan), and no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring such a liability, other than with respect to routine benefits due from any such Plan or liability for premiums due the PBGC.

(g) The Company has delivered to Merger Corp. correct and complete copies of the plan documents, summary plan descriptions, the most recent determination letters received from the Internal Revenue Service, the most recent Form 5500 annual reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each Plan.

5.19 Insurance. The attached “Insurance Schedule” sets forth an accurate description of each insurance policy to which the Company or any of its Subsidiaries has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past two years. The Company and each of its Subsidiaries maintains insurance policies with good and reputable insurers and with coverage customary for entities engaged in similar lines of business. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is or has ever been in breach or default with respect to its obligations under such insurance policies.

5.20 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed or filed by an applicable extension date all Tax Returns required to be filed by it under applicable laws and regulations in all jurisdictions, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. The Company has delivered to Merger Corp. correct and complete copies of all federal income Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 1999, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to such taxable periods.

(b) Except as set forth in the attached “Taxes Schedule:”

(i) with respect to each taxable period of the Company or any of its Subsidiaries, either such taxable period has not been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

(ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(iv) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(v) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax;

(vi) neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group (other than a group the common parent of which was the Company) or filed or been included in a combined, consolidated or unitary income Tax Return or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of State, local or foreign law), as a transferee or successor, by contract or otherwise;

(vii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement, and neither the Company nor any of its Subsidiaries has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(viii) neither the Company nor any of its Subsidiaries reasonably expects any taxing authority to claim or assess any additional Taxes for any period;

(ix) neither the Company nor any of its Subsidiaries are subject to any liability or obligation to make any payment that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

(x) no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries do not pay Tax or file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(xi) the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(xii) neither the Company nor any of its Subsidiaries has a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country;

(xiii) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

(c) The “Taxes Schedule” contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company and each of its Subsidiaries is required to file Tax Returns relating to the Business.

(d) The Company (and any predecessors of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since December 28, 2001, and the Company will be an S corporation up to and including the Closing Date.

(e) The Taxes Schedule identifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

5.21 Brokerage. Except as set forth on the attached “Brokerage Schedule”, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Company, any of its Subsidiaries or any shareholder of the Company. The fees and expenses owing to the Persons listed on the attached Brokerage Schedule shall be the sole responsibility of, and shall be paid by, the Shareholders.

5.22 Affiliate Transactions. Except as disclosed on the “Affiliate Transactions Schedule” attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries. No Insider owns or has otherwise retained any rights to use any assets (including, without limitation, any Proprietary Rights), rights or contractual benefits which are used by or could be used by the Company or any of its Subsidiaries in the Business. Without limiting the foregoing, except as disclosed on the Affiliate Transactions Schedule, no Insider is an officer, trustee, director or employee of any customer or supplier of the Company or any of its Subsidiaries.

5.23 Key Suppliers and Customers. Since the date of the 2003 Balance Sheet, none of the Company’s or Subsidiary’s ten (10) largest suppliers as listed on Exhibit 5.23(a) to the attached Key Suppliers and Customers Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any Subsidiary, and none of the Company’s or Subsidiary’s ten (10) largest customers as listed on Exhibit 5.23(b) to the attached Key Suppliers and Customers Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary.

5.24 Disclosure. Neither this Article 5, the schedules and exhibits hereto nor any writing delivered by the Company to Merger Corp. in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omits a material fact by the Company necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Merger Corp. which materially adversely affects or could reasonably be anticipated to materially adversely affect the Company and its Subsidiaries or their assets.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

As an inducement to Merger Corp. to enter into this Agreement, each Shareholder severally but not jointly represents and warrants to Merger Corp. that:

6.1 Authorization of Transactions. Such Shareholder has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Shareholder is a party, and to perform his, her or its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Shareholder is a party have been or will be duly executed and delivered by such Shareholder and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Shareholder, enforceable in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

6.2 Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Company’s or its Subsidiaries’ shares of beneficial interest or capital stock, as the case may be, or assets under or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Shareholder is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Shareholder is subject.

6.3 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to such Shareholder’s Knowledge, threatened against or affecting such Shareholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Shareholder’s performance under this Agreement, the other agreements contemplated hereby to which such Shareholder is a party or the consummation of the transactions contemplated hereby or thereby.

6.4 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or, to such Shareholder’s Knowledge, alleged to have been made by or on behalf of such Shareholder. The fees and expenses owing to the Persons listed on the attached Brokerage Schedule shall be the sole responsibility of, and shall be paid by, the Shareholders.

6.5 Shares. Such Shareholder holds of record and owns beneficially the number of Shares of Beneficial Interest described on the Capitalization Schedule, free and clear of any Liens or any other restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws). Except for this Agreement, such Shareholder is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of any Shares of Beneficial Interest or any options exercisable for Shares of Beneficial Interest. Except as described on the Capitalization Schedule, such Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company’s shares of beneficial interest. Except as described on the Capitalization Schedule, such Shareholder does not own, either directly or indirectly, in excess of 5% of any capital stock or other ownership interest in any Person who engages in the business of purchasing, distributing, selling, marketing or producing casualwear and sportswear, including but not limited to T-shirts, golf shirts, denim, fleece, sweaters, woven shirts, outerwear, headgear, sports jerseys, turtlenecks, bags, aprons, towels, robes, and shorts, whether imprintable or imprinted.

6.6 Disclosure. Neither this Article 6, the schedules and exhibits hereto nor any writing delivered by such Shareholder to Merger Corp. in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omits a material fact by such Shareholder necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF MERGER CORP.

As an inducement to the Company and the Shareholders to enter into this Agreement, Merger Corp. represents and warrants to the Company and each of the Shareholders that:

7.1 Organization and Power. Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Corp. has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

7.2 Authorization. The execution, delivery and performance by Merger Corp. of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Merger Corp., its board of directors or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Merger Corp. and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Merger Corp. will each constitute, a valid and binding obligation of Merger Corp., enforceable in accordance with their terms.

7.3 No Violation. Merger Corp. is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

7.4 Governmental Authorities and Consents. Except for any approval which may be required pursuant to the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or person is required in connection with the execution, delivery or performance of this Agreement by Merger Corp. or the consummation by Merger Corp. of the transactions contemplated hereby and thereby.

7.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Merger Corp.’s Knowledge, threatened against or affecting Merger Corp., at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Merger Corp.’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 8

RESERVED

ARTICLE 9

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1 Indemnification.

(a) Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any schedule or exhibit to this Agreement will survive the Closing Date for the periods set forth in Section 9.1(b) hereof and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of any of the parties hereto or the knowledge of any of their officers, trustees, directors, Shareholders, employees, agents or representatives or the acceptance of any certificate or opinion.

(b) Shareholders’ Indemnification. The Shareholders, jointly and severally (subject to the second paragraph of this Section 9.1(b)), agree to indemnify the Surviving Trust and its Subsidiaries and their respective officers, trustees, directors, employees, shareholders, agents and representatives (the “Merger Corp. Indemnitees”) and hold them harmless against any loss, liability, deficiency, diminution in value, damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which any Merger Corp. Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach or alleged breach by the Company of any representation, warranty, covenant or agreement made by the Company contained in this Agreement or any writing delivered in connection with this Agreement or (ii) any claims of any brokers or finders claiming by, through or under the Company or any or its Subsidiaries. In addition, each Shareholder, severally and not jointly, agrees to indemnify the Merger Corp. Indemnitees and hold them harmless against any Loss which any Merger Corp. Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach or alleged breach by such Shareholder of any representation, warranty, covenant or agreement made by such Shareholder contained in this Agreement or any writing delivered in connection with this Agreement or (ii) any claims of any brokers or finders claiming by, through or under such Shareholder.

Anything contained in this Article 9 to the contrary notwithstanding, with respect to claims for breaches or alleged breaches of representations and warranties contained in Article 5 hereof (other than the Excluded Representations), the Shareholders will not be liable for any such Losses hereunder unless and until the aggregate amount of such Losses exceeds $150,000.00 at which time the Shareholders shall be liable for all such Losses from and including the first dollar of any such Losses, but not in excess of an amount equal to $5,000,000.00 for the Shareholders in the aggregate (but in no event in excess of $1,425,000.00 for Nathan); provided, that for Losses as a result of, arising out of, relating to, allocable to, in the nature of, or caused by, breaches of the representations and warranties set forth in the Excluded Representations, the Shareholders will be liable for all such Losses. Claims for indemnification under this Article 9 shall be net of the amount of any recoveries under any insurance policy in connection with the circumstances that give rise to the actual or alleged breach of the Company’s representations and warranties under this Agreement held by the Surviving Trust or any of its Affiliates, after taking into account any detriment including the reasonable cost and expenses of pursuing such recovery and the deductible or any increased premiums associated therewith. Indemnification payments under this Section 9.1 shall be made without reduction for any Tax benefits available to the Merger Corp. Indemnitee. However, to the extent that the Merger Corp. Indemnitee recognizes Tax benefits as a result of any amounts paid to the Merger Corp. Indemnitee by the Indemnitor pursuant to this Section 9.1, the Merger Corp. Indemnitee shall pay the amount of such Tax benefits (but not in excess of the indemnification payment or payments resulting in such Tax benefits) to the Indemnitor as such Tax benefits are actually recognized by the Merger Corp. Indemnitee. During regular business hours, the Surviving Trust shall make its books and records relating such claims reasonably available to the Representative and make the Company’s employees reasonably available for interviews and similar matters to assist the Representative with respect to such claims; provided, that the no such interviews or similar matters shall unreasonably interfere with the operation of the business of the Surviving Trust or any of its Subsidiaries.

With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 5 or Article 6 hereof (except for all of the Excluded Representations other than the representations contained in Section 5.22 and the second sentence of Section 5.9(c)), no Shareholder will be liable with respect to any breach or alleged breach of such Article 5 or Article 6 representations and warranties unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by the Company to the Representative on or before the twenty-one month anniversary of the Closing Date (the “Survival Date”), it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches of the Excluded Representations (other than the representations contained in Section 5.22 and the second sentence of Section 5.9(c)), and any breaches of the covenants or agreements contained in this Agreement will not be subject to any time limitations and shall survive indefinitely, except for breaches of Sections 5.16 and 5.20 which shall survive until 30 days after the end of the applicable statute of limitation (after giving effect to any extensions).

For all purposes of this Section 9.1, “breach or alleged breach” means any breach or any third-party allegation that, if true, would constitute a breach

(c) Merger Corp. Indemnification. Broder and Merger Corp. agrees to indemnify the Shareholders and their respective agents and representatives (the “Shareholder Indemnitees”) and hold them harmless against any Losses which any Shareholder Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach or alleged breach by Merger Corp. of any representation, warranty, covenant or agreement made by Merger Corp. contained in this Agreement or any writing delivered in connection with this Agreement or (ii) any claims of any brokers or finders claiming by, through or under Merger Corp.

With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 7 hereof, Merger Corp. and Broder will not be liable with respect to any breach or alleged breach of such Article 7 representations and warranties unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by the Representative to Merger Corp. on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches of the covenants or agreements contained in this Agreement will not be subject to any time limitations and shall survive indefinitely.

(d) Indemnification Procedures.

(i) Notice of Claim. Any Merger Corp. Indemnitee or Shareholder Indemnitee (each an “Indemnitee”) making a claim for indemnification pursuant to Section 9.1 must give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnitee receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnitee by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations pursuant to Section 9.1(b), except to the extent that the Indemnitor is materially prejudiced as a result thereof.

(ii) Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnitee in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option the Indemnitor may appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnitor; provided that before the Indemnitor assumes control of such defense it must first:

(A) enter into an agreement with the Indemnitee (in form and substance satisfactory to the Indemnitee) pursuant to which the Indemnitor agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

(B) furnish the Indemnitee with evidence that the Indemnitor, in the Indemnitee’s sole judgment, is and will be able to satisfy any such liability or obligation.

(iii) Control of Defense; Exceptions, etc. The Indemnitee will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnitor will bear the fees and expenses of such separate counsel incurred prior to the date upon which the Indemnitor effectively assumes control of such defense. The Indemnitor will not be entitled to assume control of the defense of such claim, and will pay the fees and expenses of legal counsel retained by the Indemnitee, if:

(A) the Indemnitee reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(B) the Indemnitee reasonably believes, based upon the advice of counsel, that a conflict of interest exists or could arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding; or

(C) a court of competent jurisdiction rules that the Indemnitor has failed or is failing to prosecute or defend such claim.

(iv) Settlement of Claims. The Indemnitor must obtain the prior written consent of the Indemnitee (which will not be unreasonably withheld) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding.

(e) Escrow. Without limiting any other rights or remedies available to Indemnitees under this Agreement, to the extent that any Indemnitee has any Loss or otherwise has a monetary claim against the Shareholders for indemnification under this Section 9.1, such Indemnitee shall first seek reimbursement for such Loss from the Escrow Amount pursuant to, and in accordance with, the terms of the Escrow Agreement.

(f) Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnitor of written notice from the Indemnitee stating the amount of the claim, unless the claim is subject to defense as provided in Section 9.1(d) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 9.6, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined. Any payment required under this Article 9 which is not made when due shall bear interest at the rate equal to LIBOR plus 300 basis points per annum, compounded monthly.

(g) Adjustments. Amounts paid to the Company or its Subsidiaries as indemnification shall be treated as adjustments to the Aggregate Merger Consideration.

The parties acknowledge and agree that, following the Closing, the sole and exclusive remedy with respect to any and all claims for money damages relating to this Agreement or the transactions contemplated hereby (other than claims arising from fraud) shall be pursuant to the indemnification provision of this Article 9. The Indemnitees shall not be entitled to assert a claim for punitive or exemplary damages, other than to the extent the same are payable to a third party in connection with a third-party claim.

9.2 Mutual Assistance. Each of the parties hereto agrees that he, she or it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and any Shareholder in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at his, her or its own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.3 Press Release and Announcements. Unless required by law (in which case each of Merger Corp. and the Representative shall consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Merger Corp. and the Representative. After the Closing, the Surviving Trust may issue any such releases of information without the consent of any other party hereto.

9.4 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this

Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the Shareholders shall pay all costs and expenses of the Company and its Subsidiaries incident to the Company’s obligations under and in respect of this Agreement and the transactions contemplated hereby.

9.5 Specific Performance. Each of the parties hereto acknowledges and agrees that Merger Corp. would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that Merger Corp. shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto.

9.6 Disputes; Arbitration Procedure.

(a) Each of the parties hereto agrees that he, she or it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within thirty (30) days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 9.6 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the Commonwealth of Massachusetts. The arbitration will be conducted in the English language in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 9.6 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

9.7 Further Transfers. Each party hereto shall and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the Merger. Each such party shall, on or prior to the Closing, use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each Shareholder agrees to vote his, her or its voting shares in favor of the Merger and the other transactions contemplated hereby.

9.8 Transition Assistance. No Shareholder will in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, employees, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Subsidiaries after the date of this Agreement as were maintained with the Company and its Subsidiaries prior to the date of this Agreement.

9.9 Non-Competition; Non-Solicitation. As a condition precedent to Merger Corp. to enter into and perform its obligations under this Agreement, each Shareholder agrees that:

(a) During his or its respective Non-Competition Period, he or it shall not, without the prior written consent of the Company, anywhere within any geographic area in which the Company or its Subsidiaries currently conducts (or has conducted within the past 12 months) business, directly or indirectly, either for themselves or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in any business or enterprise which manufactures, designs, produces, renders, distributes or sells imprintable sportswear or accessories; provided, however, that in no case shall that Shareholder’s activities solely in connection with the retailing of imprintable sportswear or accessories be considered a competitive activity. Nothing herein shall prohibit any Shareholder from (i) being a passive owner of not more than 1% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as they have no active participation in the business of such corporation, or (ii) performing any services for the Company or any of its Subsidiaries.

(b) During his or its respective Non-Competition Periods, no Shareholder shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or such Subsidiary or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, (ii) hire or employ any person who is or was an employee of the Company or its Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation of the Company or its Subsidiaries (including, without limitation, making any statements or communications about the Company or its Subsidiaries) or service or engage, engage in business with or provide products or services to any current or former customer of the Company or any Subsidiary. Solely for purposes of this Section 9.9, employees of the Company or any of it Subsidiaries shall be deemed to include any employees of Broder or any of its Subsidiaries that perform services relating to the Business.

(c) If, at the time of enforcement of this Section 9.9, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d) Each Shareholder recognizes and affirms that in the event of breach by it of any of the provisions of this Section 9.9, money damages would be inadequate and the Company and its Subsidiaries would have no adequate remedy at law. Accordingly, each Shareholder agrees that the Company and its Subsidiaries shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the Shareholder’s obligations under this Section 9.9 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 9.9 (including, without limitation, the extension of their Non-Competition Period by a period equal to (i) the length of the violation of this Section 9.9 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any Shareholder of any of the provisions of this Section 9.9, the running of their Non-Competition Period (but not of such Shareholder’s obligations under this Section 9.9) shall be tolled with respect to the Shareholders during the continuance of any actual breach or violation.

9.10 Communications. All mail and other communications received by any Shareholder at any time after the Closing Date related to the Business shall be promptly turned over to the Company by such Shareholder. All mail and other communications relating exclusively to any Shareholder received by the Company at any time after the Closing shall be promptly turned over to the appropriate Shareholder by the Company.

9.11 Confidentiality. After the Closing, each Shareholder shall immediately return (other than this Agreement and the other agreements contemplated hereby) to the Company and shall continue to maintain the confidentiality of all information, documents and materials relating to the Business, the Company or any of its Subsidiaries (including, without limitation, the terms of this Agreement and the other agreements contemplated hereby), except to the extent disclosure of any such information is required by law. In the event that any Shareholder reasonably believes after consultation with counsel that it or he is required by law to disclose any confidential information described in this Section 9.11, such Shareholder (as applicable) will (a) provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the Company in attempting to obtain such order or assurance. The provisions of this Section 9.11 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

9.12 Shareholders’ Indebtedness. Prior to the Closing Date, each Shareholder will pay to the Company or any of its Subsidiaries the aggregate amount of any outstanding advances, money obligations and any other indebtedness owed by such Person to the Company or such Subsidiary.

9.13 Representative. Michael Rosow (the “Representative”) is hereby designated by each of the Shareholders to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Representative. Each of the Shareholders, by execution of this Agreement, hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement, including full power and authority on such Shareholder’s behalf (a) to consummate the transactions contemplated herein, (b) to pay such Shareholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Shareholder and to each other Shareholder, (d) to execute and deliver any certificates representing the Company’s shares of beneficial interest and execution of such further instruments as Merger Corp. shall reasonably request, (e) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith, (g) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by any Indemnitee pursuant to Section 9.1 hereof and (h) to do each and every act and exercise any and all rights which such Shareholder or Shareholders collectively are permitted or required to do or exercise under this Agreement. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity or bankruptcy of any Shareholder. The Representative has a duty to serve in good faith and to perform its designated role under the Agreement but, neither the Representative nor any agent employed by him shall incur any liability to any Shareholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. Upon the death or disability of Michael Rosow or the resignation of Michael Rosow as Representative (such resignation shall only be effective upon delivery of written notice to the Shareholders and the Surviving Trust), Ronald Nathan shall become the designated Representative hereunder.

9.14 Offering Materials. The Company understands that Broder Bros. or one of its Affiliates may file a registration statement (the “Registration Statement”) or updates to filings

(the “Updated Filings”) with the Securities and Exchange Commission, which Registration Statement or Updated Filings might be required to include financial statements of the Company and its Subsidiaries for periods prior to the Closing Date prepared in accordance with Regulation S-X of the Securities Act (the “S-X Financial Statements”) or other financial data. Accordingly, the Shareholders shall furnish to Broder Bros. any information or documents reasonably requested by Broder Bros. relating to the Company and its Subsidiaries constituting, or necessary or desirable for the completion of, the S-X Financial Statements or any Updated Filings, and will use reasonable efforts (including obtaining required consents of the Company’s independent accounts or executing any reasonably necessary management representation letters, to permit Broder Bros. or one of its Affiliate’s (including the Company’s) independent accountants to issue unqualified reports with respect to the S-X Financial Statements to be included in the Registration Statement and any amendments thereto and any Updated Filings.

9.15 Waiver. Each Shareholder, on behalf of itself, and its Affiliates, successors and assigns, hereby agrees that neither such holder nor any of its Affiliates, successors or assigns shall make any claim for indemnification against the Surviving Trust or any of its Subsidiaries by reason of the fact that such holder or such Affiliate is or was a shareholder, director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Indemnitees against any Shareholder or paid or payable out of the Escrow Amount, any exhibit or schedule hereto, and each Shareholder, on behalf of itself, and its affiliates, successors and assigns, hereby acknowledges and agrees that neither such Shareholder nor any of its Affiliates, successors or assigns shall have any claim or right to contribution or indemnity from the Surviving Trust or any of its Subsidiaries with respect to any amounts paid or payable by any Shareholder or any of its Affiliates, successors and assigns, or paid or payable out of the Escrow Amount, any exhibit or schedule hereto. Except for claims by a Shareholder that is an employee or officer of the Company and its Subsidiaries for (A) accrued and unpaid salary, bonus and employee benefits, (B) accrued but unpaid vacation pay, or (C) expense reimbursement obligations to such Shareholder in each case in his or her capacity as an employee of the Company or any of its Subsidiaries, effective upon the Closing, each Shareholder, on behalf of itself and its Affiliates, successors and assigns, hereby irrevocably waives, releases and discharges the Surviving Trust and its Subsidiaries from any and all liabilities and obligations to such Shareholder or any of its Affiliates, successors and assigns, of any kind or nature whatsoever, whether in its or his capacity as a shareholder, officer or director of the Company or any of its Subsidiaries or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements or instruments executed and delivered in connection herewith) or otherwise at law or equity, and each Shareholder agrees on behalf of itself, and its affiliates, successors and assigns, that none of the foregoing shall seek to recover any amounts in connection therewith or thereunder from the Surviving Trust or any of its Subsidiaries. In no event shall the Surviving Trust or any of its Subsidiaries have any liability to any Shareholder or any of its Affiliates, successors and assigns, whatsoever for any breaches of the representations, warranties, agreements or covenants of the Company under this Agreement, any exhibit or schedule hereto, and no Shareholder or any of its Affiliates, successors and assigns, shall in any event seek contribution from the Surviving Trust or any of its Subsidiaries in respect of the Shareholder’s obligation to the Indemnitees (including to the extent such obligation is satisfied by payment out of the Escrow Amount) for any such breaches or in respect of any other payments required to be made by such holder pursuant to this Agreement, any annex or schedule hereto.

Pursuant to the Declaration of Trust of the Surviving Trust, the Surviving Trust shall provide indemnification (at least as favorable as the indemnification provided by the Company to such officers and directors prior to the Closing) for the officers and directors of the Company for actions of such officers or directors prior to the Closing.

9.16 Employee Benefits. Following the Closing Date, Broder or Merger Corp, as applicable, shall make available to the employees of the Company and its Subsidiary, at Broder’s option, (i) continued employee benefits under the Company’s Plans, as in effect from time to time, or (ii) the employee benefits under Broder’s employee benefit plans that are available to similarly situated Broder employees, on such terms and conditions as such benefits are offered to such Broder employees, as in effect from time to time. In addition those employees of the Company and the Subsidiary who are currently eligible for 2004 bonuses in accordance with the terms of the bonus arrangements detailed in Schedule 5.18 shall for calendar year 2004, either (i) continue to participate in such bonus arrangements for the year 2004 in accordance with the terms thereof or (ii) shall be able to participate in a Broder bonus arrangement with bonus opportunity and terms that are substantially comparable. Nothing contained in this Agreement shall confer upon any employee or former employee (including any beneficiary or dependent thereof) of the Company and its Subsidiary any right to continued employment (or resumed employment) with Merger Corp or Broder, and no provision of this Agreement shall create any such rights in any such individual in respect of any benefits that may be provided, directly or indirectly, under any of the Company Plans or any employee benefit plan sponsored or maintained by Broder or the Merger Corp, nor shall anything herein interfere with the right of Company and its Subsidiary or Broder or Merger Corp to terminate the employment of any of the employees of the Company and its Subsidiary at any time and for any reason or restrict Broder or Merger Corp in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the employees of the Company and its Subsidiary after the Closing Date. The Surviving Trust shall also pay the following individuals a one-time bonus of $10,000, no later than the fourteenth day following the Closing Date, provided they are employed by the Surviving Trust at such time: Leo Murphy, Bud Schmitt, Peter Catarella, Steve Valeri, Jim Kasputis and Steve Little.

9.17 Landlord Lien Waiver and Access Agreement. Following the Closing, the Shareholders will cooperate with the Surviving Trust and use their best efforts to obtain a Landlord Lien Waiver and Access Agreement in form and substance reasonably satisfactory to the Surviving Trust for the property located at 5910 Long Creek Park Drive, Suite A, Charlotte, North Carolina, in respect of the Lease thereof.

9.18 Off-Balance-Sheet Inventory.

The Shareholders are required under Section 5.10 to disclose in the Contracts Schedule certain oral arrangements between the Company and certain of its vendors in respect of Off-Balance-Sheet Inventory. After the date hereof, the Surviving Trust will, in the course of its and Broder’s usual and customary business practice, endeavor to sell such Off-Balance-Sheet Inventory to customers at market prices (including normal profit margins) in the ordinary course of business. If, on the date that is sixteen months after the date hereof, there exists (i) any Off-Balance-Sheet Inventory that the Surviving Trust or its Subsidiaries have purchased from the vendor thereof, but have not sold to customers in the ordinary course of business as described above, and/or (ii) any Off-Balance-Sheet Inventory that the Surviving Trust or any of its Subsidiaries has an express or implied obligation to purchase in the future, then the Shareholders will, jointly and severally, reimburse the Surviving Trust for an amount equal to (x) the sum of the cost paid for any such inventory described in (i) above and the cost required to be paid for any such inventory described in (ii) above, minus (y) $400,000, which amount will be paid promptly after the Surviving Trust delivering an invoice therefor to the Shareholders.

ARTICLE 10

TAX MATTERS

10.1 Tax Returns. The Shareholders shall prepare, cause to be prepared and file, or an extension shall be filed for, all Tax Returns for the Surviving Trust and its Subsidiaries for all periods ending on or prior to the Closing Date. The Shareholders shall permit the Surviving Trust to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Shareholders and furnished by the Surviving Trust to the Shareholders for such periods. The Surviving Trust shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the surviving Trust and its Subsidiaries for all periods beginning before and ending after the Closing Date that are filed after the Closing Date. The Surviving Trust shall permit the Shareholders to review and comment on each such Tax Return prior to filing.

10.2 Tax Indemnification. The Shareholders agree to reimburse the Surviving Trust within fifteen (15) days after payment by the Surviving Trust and its Subsidiaries of any Taxes with respect to any taxable period (or portion thereof) that ends on or before the Closing Date to the extent not accrued and/or reserved for in connection with the determination of the Closing Working Capital and actually reducing any adjustment to the Cash Merger

Consideration under Section 2.10(f). For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Trust and its Subsidiaries.

10.3 S Corporation Status. The Shareholders, the Surviving Trust and Aprons Unlimited will not revoke Aprons Unlimited’s and the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Shareholders, Surviving Trust and Aprons Unlimited will not take or allow any action that would result in the termination of Aprons Unlimited’s and the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code through the Closing Date.

10.4 Cooperation on Tax Matters.

(a) The Surviving Trust and its Subsidiaries and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 10.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Trust and its Subsidiaries and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Surviving Trust and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Surviving Trust or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Surviving Trust and its Subsidiaries or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(b) The Company and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.5 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

10.6 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the acquisition of the Shares of Beneficial Interest, city transfer tax and any similar tax imposed in other states or subdivisions), shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Surviving Trust will join in the execution of any such Tax Returns and other documentation.

ARTICLE 11

MISCELLANEOUS

11.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Merger Corp., the Company and Representative. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.2 Notices. All notices, demands and other communications to be given or delivered to Merger Corp., the Company or any Shareholder under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

Notices to any Shareholder or the Representative:

Michael Rosow

107 Dean Road

Brookline, MA 02455

Facsimile No.: (617) 713-0694

with copies to:

Ronald Nathan

4223 Avalon Drive

Weymouth, MA 02188

Facsimile No.: (800) 330-2899

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Steven P. Rosenthal, Esq.

Facsimile No.: (617) 542-2241

Notices to Merger Corp., and after Closing, the Company:

Broder Bros., Co.

401 East Hunting Park Avenue

Philadelphia, PA 19124

Attention:        David Hollister

       Vince Tyra

Facsimile No.: (215) 425-1272

with copies to:

Bain Capital Co.

745 Fifth Avenue

Suite 3200

New York, NY 10151

Attention:        Thomas Myers

       Seth Meisel

Facsimile No.: (212) 421-2225

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:        Matthew E. Steinmetz, P.C.

       Jeffrey W. Richards

Facsimile No.: (312) 861-2200

11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, except that (i) Merger Corp. may assign this Agreement and any of the provisions hereof without the written consent of the other parties hereto to any of its Affiliates and (ii) the Company may assign this Agreement and any of the provisions hereof without the written consent of the other parties hereto for collateral security purposes to any lenders providing financing to the Company.

11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

11.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns and other than the Indemnities, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of the Company or any of its Subsidiaries.

11.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, all of which taken together shall constitute one and the same instrument.

11.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts, it being understood that the Delaware Law and Massachusetts Law, as applicable, shall govern the Merger. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 9.6, to the extent permitted by law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any Massachusetts state court or United States federal court, in either case sitting in Massachusetts, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

NES CLOTHING COMPANY HOLDINGS TRUST

By:	/S/ MICHAEL J. ROSOW

Its:	President

NES ACQUISITION CORP.

By:	/S/ VINCENT TYRA

Its:

SHAREHOLDERS:

MICHAEL J. ROSOW

/S/ MICHAEL J. ROSOW

RONALD J. NATHAN

/S/ RONALD J. NATHAN

ROSOW FAMILY CHILDREN’S TRUST

By:	/S/ JUDITH A. ROSOW
Judith A. Rosow, Trustee

Solely with respect to Sections 2.9, 9.1 and 9.16:

BRODER BROS., CO.

By:	/S/ VINCENT TYRA

Its:

LIST OF SCHEDULES

Schedule of Shareholders

Licenses Schedule

Off-Balance-Sheet Inventory Schedule

Permitted Liens Schedule

Proprietary Rights Schedule

Working Capital Schedule

Restrictions Schedule

Leased Real Property Schedule

Developments Schedule

Corporate Organization Schedule

Capitalization Schedule

Financial Statements Schedule

Contracts Schedule

Litigation Schedule

Compliance Schedule

Environmental, Health and Safety Schedule

Employee Benefits Schedule

Insurance Schedule

Taxes Schedule

Brokerage Schedule

Affiliate Transactions Schedule

Product Warranty Schedule

Employees Schedule

Undisclosed Liabilities Schedule

LIST OF EXHIBITS

Exhibit A	-	Form of Amendment to Declaration of Trust

Exhibit B	-	Form of Employment Agreement

Exhibit C	-	Form of Consulting Agreement

Exhibit D	-	Form of Lease